CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2016, relating to the financial statements and financial highlights of Meeder Funds, comprising Muirfield Fund, Dynamic Growth Fund, Aggressive Growth Fund, Balanced Fund, Global Opportunities Fund, Spectrum Fund, Quantex Fund, Miller/Howard Infrastructure Fund, Dividend Opportunities Fund, Total Return Bond Fund, and Money Market Fund, for the period ended December 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2016